Exhibit (d)(1)(A)

Ebro Puleva S.A.
Calle Villaneuva, 4
28001 Madrid, Spain

August 26, 2004

Riviana Foods Inc.
2777 Allen Parkway
Houston, Texas 77019
Attention: General Counsel

Dear Sirs:

Re: Amendment to Agreement and Plan of Merger

     We refer to that certain Agreement and Plan of Merger, among Ebro Puleva S.A., Ebro Puleva Partners G.P. and Riviana Foods Inc., dated as of July 23, 2004 (the “Merger Agreement”). Pursuant to Section 2.1 of the Merger Agreement, this letter is to memorialize our agreement that if 90% or more of the Shares are purchased by Sub pursuant to the Offer, Ebro Puleva, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Sub, shall be substituted for Sub as a constituent corporation in the Merger. This amendment shall not relieve Ebro Puleva S.A. or Ebro Puleva Partners G.P. of their obligations under the Merger Agreement. Except as amended hereby, the Merger Agreement shall remain in full force and extent.

     Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     Please indicate your agreement with the foregoing amendment to the Merger Agreement by executing this letter in the space indicated below.

Very truly yours, EBRO PULEVA, S.A.
By:	/s/ Antonio Hernandez
	Name:	Antonio Hernandez
	Title:	CEO

By:	/s/ Jaime Carbo Fernandez
	Name:	Jaime Carbo Fernandez
	Title:	CFO

Riviana Foods Inc.
August 26, 2004

EBRO PULEVA PARTNERS G.P.
By:	Ebro Puleva, S.A., General Partner

By:	/s/ Antonio Hernandez
	Name:	Antonio Hernandez
	Title:	CEO

By:	/s/ Jaime Carbo Fernandez
	Name:	Jaime Carbo Fernandez
	Title:	CFO

     Accepted and agreed as of the date first written above:

     RIVIANA FOODS INC.

By:	/s/ Joseph A. Hafner, Jr.
Name:	Joseph A. Hafner, Jr.
Title:	CEO

cc:	Marcus A. Watts, Esq., Locke Liddell & Sapp LLP Douglas L. Getter, Esq. Dewey Ballantine